FILED PURSUANT TO RULE 424(b)(1)
                                                        FILE NUMBER:  333-61292


                                   PROSPECTUS


                                  $250,000,000


                            MAVERICK TUBE CORPORATION

                                  Common Stock
                                 Preferred Stock
                                 Debt Securities
                                    Warrants

                            ------------------------

         This prospectus relates to common stock, preferred stock, debt securities and warrants for equity securities that we may sell from time to time in one or more offerings, up to an aggregate public offering price of $250,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

         Our common stock is listed on the New York Stock Exchange under the symbol "MVK." Each prospectus supplement offering any other securities will state whether those securities are listed or will be listed on any national securities exchange.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus is December 28, 2001

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.........................................................2
MAVERICK TUBE CORPORATION.....................................................2
RISK FACTORS..................................................................4
USE OF PROCEEDS...............................................................5
RATIO OF EARNINGS TO FIXED CHARGES............................................5
DESCRIPTION OF OUR CAPITAL STOCK..............................................5
CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK..............................8
DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER...............................9
DESCRIPTION OF THE WARRANTS WE MAY OFFER.....................................14
PLAN OF DISTRIBUTION.........................................................15
LEGAL MATTERS................................................................16
EXPERTS......................................................................16
WHERE YOU CAN FIND MORE INFORMATION..........................................17
FORWARD-LOOKING STATEMENTS...................................................17


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and the registration statement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and no other person is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            MAVERICK TUBE CORPORATION

BUSINESS

General

         We are a leading domestic producer of tubular steel products used in energy and industrial applications. We manufacture "oil country tubular goods," which are steel tubular products used in the completion and production of oil and natural gas wells. We also serve the energy industry by manufacturing line pipe, which is used primarily in the transportation of oil and natural gas. For industrial applications, we manufacture structural tubing and standard pipe. During calendar 2000, energy products accounted for approximately 80% of our total revenues.

         We were incorporated in Missouri in 1977 and reincorporated in Delaware in 1987. Our principal executive offices are located at 16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63017 and our phone number is (636) 733-1600.

Recent Developments

         On September 22, 2000, we completed a business combination with Prudential Steel Ltd., a corporation existing under the laws of the Province of Alberta, Canada, which was accounted for as a pooling of interests. Accordingly, the financial statements and management's discussion and analysis for the fiscal years ended September 30, 1999 and 1998 have been restated to include the operations and activities of Prudential.

         As a result of the combination with Prudential, we now have two principal operating subsidiaries, Maverick Tube, L.P., a Delaware limited partnership, and Prudential. Maverick Tube, L.P. conducts substantially all of our U.S. operations while Prudential conducts substantially all of our Canadian operations.

         In conjunction with the completion of the Prudential transaction, our Board of Directors approved a change in our fiscal year end from September 30 to December 31, effective with the calendar year beginning January 1, 2000. Accordingly, our fiscal year is now on a calendar year basis.

         To further our growth and enhance our ability to compete in our energy and industrial businesses, we recently completed the construction of and equipped a new large diameter facility immediately adjacent to our current facilities in Hickman, Arkansas, at a cost of approximately $51.0 million. This facility allows us to include larger diameter pipe and tubing products in our product line offerings. We began limited production of select industrial products at the new facility during December 2000.

         In 1998, we began producing "cold drawn tubing," which was a part of our industrial products segment. During the first quarter of 2001, based on our assessment of the future prospects of that business, we enacted a plan to discontinue our cold drawn tubular business. As part of that plan, we ceased operations at our cold drawn tubular facility located in Beaver Falls, Pennsylvania. Our cold drawn tubular business had accounted for 3% of our total revenues. As required by generally accepted accounting principles, we have reclassified certain historical financial information to account for the discontinued operations.

The Products We Produce

         The following table summarizes our current manufacturing facilities and the products they produce:

Facility             Products                                  Sizes (1)

Hickman, Arkansas    Oil country tubular goods, line pipe,     1 1/2" - 16"
                     standard pipe, structural shapes and
                     rounds, and piling

Conroe, Texas        Oil country tubular goods and line pipe   4 1/2" - 9 5/8"

Calgary, Alberta     Oil country tubular goods, line pipe      2 3/8" - 12 3/4"
                     and structural shapes and rounds

Longview,            Oil country tubular goods, structural     2 3/8" - 103/4"
Washington(2)        shapes and rounds and line pipe

(1) Represents outside diameter measurement. Structural tubing can have a square, rectangular or round cross-section.

(2) On December 17, 2001, Maverick announced its decision to close this facility, which is expected to occur during the first quarter of 2002.


Our Business Strategy

Identify And Enter New Markets

         We continually seek and make acquisitions and capital expenditures to enter new markets, as evidenced by our entry into the structural tube market in 1994, the addition of large diameter pipe and tubing to our product lines and our combination with Prudential. We intend to seek additional opportunities to expand our business to new markets where we believe we can compete effectively and profitably.

Increase Market Shares By Expanding Our Existing Product Lines

         We believe that the expansion of our product lines in both the energy and industrial segments of our business will allow us to increase our market share by capitalizing on our existing customer relationships to market additional products. The construction and equipping of the new large diameter facility is an example of this strategy.

Continually Improve The Efficiency Of Our Manufacturing Process

         We intend to continue to pursue our objective of being a low-cost, high-volume producer of quality steel tubular products by seeking to:

         o      maintain product manufacturing cost controls;

         o      maximize production yields from raw materials;

         o make capital expenditures designed to lower costs and improve quality;

         o minimize unit production costs through effective utilization of plant capacity; and

         o      minimize freight costs.

Deliver Quality Products And Service To Our Customers

         We believe that we have achieved an excellent reputation with our existing customers. We intend to continue to build long-term customer relationships with new and existing customers by seeking to:

         o      offer broad-based product lines;

         o      focus on product availability;

         o      deliver competitively priced quality products; and

         o provide a high level of customer support before and after the sale.

                                  RISK FACTORS

         Investing in our securities involves certain risks. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in Maverick and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.


                                 USE OF PROCEEDS

         Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds, if any, from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Subject to applicable limitations in the terms of our debt obligations, general corporate purposes may include, without limitation:

         o      repaying or refinancing our indebtedness;

         o      making additions to our working capital;

         o      capital expenditures;

         o      funding future acquisitions; or

         o      repurchasing or redeeming our debt or equity securities.

         Funds not required immediately for such purposes may be temporarily invested in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings is defined as pre-tax income from continuing operations, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges represent total interest charges, capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

         The following table sets forth our ratio (deficiency) of earnings to fixed charges for each of the periods indicated (dollars in thousands):



                          Nine Months                 Three Months
                             Ended       Year Ended      Ended           Year Ended September 30,___
                         September 30,  December 31,   December 31,   ---------------------------------
                             2001           2000           1999       1999      1998     1997     1996
                        -------------- ------------- -------------- ------- -------- ------- ----------
Ratio of Earnings to
  Fixed Charges              14.3          5.0           6.1          N/A       10.4     23.8     11.6
Deficiency in
  Earnings (1)                N/A          N/A           N/A        $(5,822)     N/A     N/A       N/A
-------------------


(1) Due to pre-tax losses for the year ended September 30, 1999, the ratio coverage was less than 1:1.


                        DESCRIPTION OF OUR CAPITAL STOCK

         Under our amended and restated certificate of incorporation, our authorized capital stock consists of 80,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities, but is not complete. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation and our amended and restated by-laws that are incorporated by reference into the registration statement, which includes this prospectus. You will find additional terms of our preferred stock in the certificate of designation that will be filed with the SEC for each series of preferred stock we may designate, if any.

         Common Stock. We have 44,070,583 shares of common stock available for issuance. Each share of our common stock has one vote on all matters to be voted upon by our stockholders. No share of common stock affords any cumulative voting or preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of our common stock will be entitled to dividends in such amounts and at such times as our board, in its discretion, may declare out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in our net assets, after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. The rights, preferences and privileges of our Common Stock will be subject to those of the holders of shares of our preferred stock, if any, then outstanding. The transfer agent and registrar of our common stock is Computershare Investor Services, Chicago, Illinois.

         In accordance with our shareholder rights plan, each share of our common stock includes one right to purchase from us one one-hundredth of a share of our Series I junior participating preferred stock at an exercise price of $50.00 per share, subject to adjustment. The rights are not exercisable until after the occurrence of the "separation time," which is described below.

         The rights are attached to all certificates representing our currently outstanding common stock, and will attach to all common stock certificates we issue prior to the separation time. The separation time would occur, except in some cases, on the earlier of:

         o the date of a public announcement that a person or group of affiliated or associated persons (collectively, an "acquiring person") has acquired or obtained the right to acquire beneficial ownership of 20% or more of our outstanding common stock; or

         o 10 days following the start of a tender or exchange offer that would result, if closed, in a person becoming an acquiring person.

         Our board may defer the separation time in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

         Until the separation time occurs:

         o      common stock certificates will evidence the rights;

         o      the rights will be transferable only with those certificates;

         o those certificates will contain a notation incorporating the rights agreement by reference; and

         o the surrender for transfer of any of those certificates also will constitute the transfer of the rights associated with the stock that certificate represents.

         The rights will expire at the close of business on July 23, 2008, unless we redeem or exchange them earlier as described below.

         As soon as practicable after the separation time, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on that date and, from and after that date, only separate rights certificates will represent the rights. We will not issue rights with any shares of common stock issued after the separation time, except as our board otherwise may determine.

         A "flip-in event" will occur under our shareholder rights plan when a person becomes an acquiring person otherwise than through a "permitted offer" as described in our shareholder rights plan. Our shareholder rights plan defines "permitted offer" to mean a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the independent members of our board determines to be adequate and otherwise in our best interests and the best interests of our stockholders.

         Anytime prior to the earlier of any person becoming an acquiring person and the expiration of the rights, we may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. At our option, we may pay the redemption price in cash, shares of common stock or other securities issued by us. If our board timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action. If a flip-in event occurs and we do not redeem the rights, each right, other than any right that has become null and void, will become exercisable, at the time we no longer may redeem it, to receive the number of shares of common stock (or, in some cases, other property) which has a "market price" (as our shareholder rights plan defines that term) equal to two times the exercise price of the right.

         A "flip-over event" will occur under our shareholder rights plan when, at any time from and after the time a person becomes an acquiring person:

         o we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type described above;

         o 50% or more of our assets or earning power is sold or transferred; or

         o an acquiring person increases its percentage beneficial ownership by more than one percent of common stock or other class of stock or engages in self-dealing transactions with us, as described in our shareholder rights plan.

         If a flip-over event occurs, each holder of a right will have the right to receive, upon exercise of the right, common stock of the surviving or purchasing company or of the acquiring person that has a then market value equal to two times the exercise price of the right. However, rights held by an acquiring person become void.

         At any time after the occurrence of a flip-in event and prior to a person becoming the beneficial owner of 50% or more of our outstanding common stock, we may exchange each outstanding right for its stock at an exchange rate of either one share of common stock or one one-hundredth of a share of Series I junior participating preferred stock for each right owned, subject to adjustment.

         We may supplement or amend our shareholder rights plan without the approval of any holders of the rights:

         o to make any change prior to a flip-in event other than to change the exercise price, the redemption price or the expiration of the rights;

         o to make any change following a flip-in event that does not materially adversely affect the interests of holders of rights; or

         o      to cure any ambiguity, defect or inconsistency.

         The holder of a right cannot vote, receive dividends or take any actions as a stockholder until the right is exercised.

         The rights have anti-takeover effects. They cause severe dilution to any person or group that attempts to acquire us without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us, even if that acquisition may be favorable to the interests of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination that the board approves. We have issued the rights to protect our stockholders from coercive or abusive takeover tactics and to afford the board more negotiating leverage in dealing with prospective acquirers.

         Our shareholder rights plan also provides that each exchangeable share issued in connection with our combination with Prudential has an associated exchangeable share right. The exchangeable share rights are intended to have characteristics essentially equivalent in economic effect to our stock purchase rights related to shares of our common stock. Accordingly, the exchangeable share rights entitle the holder of an exchangeable share to acquire additional exchangeable shares on the same terms and conditions upon which a holder of our common stock is entitled to acquire additional shares of our common stock. The definition of beneficial ownership, the calculation of percentage ownership and other provisions in our shareholder rights plan apply, as appropriate, to our common stock and exchangeable shares as though they were the same security.

         Preferred Stock. Our board of directors has the authority, without action by our stockholders, to designate and issue up to 3,999,999 shares of our currently authorized preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock.

         A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering and will describe the rights we designate. The prospectus supplement will include:

         o      the title and stated value of the preferred stock;

         o the price or prices at which the preferred stock may be purchased;

         o the number of shares of the preferred stock offered, the liquidation preference per share, and the offering price of the preferred stock;

         o the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

         o whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

         o the procedures for an auction and remarketing, if any, for the preferred stock;

         o the provisions for a sinking fund, if any, for the preferred stock;

         o      the voting rights of the preferred stock;

         o the provisions for redemption, if applicable, of the preferred stock;

         o any listing of the preferred stock on the New York Stock Exchange or any securities exchange or quotation of the preferred stock on the Nasdaq;

         o the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price and conversion period;

         o if appropriate, a discussion of United States federal income tax considerations applicable to the preferred stock;

         o the rank of each series of preferred stock relative to each other and to common stock with respect to payment of dividends and distributions of assets upon liquidation; and

         o any other specific terms, preferences, rights, limitations, or restrictions of the preferred stock.


                CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         We have shares of common stock and preferred stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions, or these shares may be payable as a dividend on the capital stock.

         The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power or other rights of holders of shares of common stock and diminish the likelihood that holders will receive dividend payments and payments upon liquidation.


                 DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

         The following description sets forth some general terms and provisions of the debt securities we may offer, but is not complete. The particular terms of the debt securities offered and the extent, if any, to which the general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to the debt securities. For a more detailed description of the terms of the debt securities, please refer to the indenture relating to the issuance of the particular debt securities.

         Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. As used in this registration statement, the term "indentures" refers to both the senior indenture and the subordinated indenture. The indenture(s) will be qualified under the Trust Indenture Act of 1939, as amended. As used in this registration statement, the term "debt trustee" refers to either the senior trustee or the subordinated trustee, as applicable.

         The following summaries of some material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture, will be identical.

         General. If applicable, each prospectus supplement will describe the following terms relating to a series of debt securities:

         o      the title of the debt securities;

         o whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

         o      any limit on the amount of debt securities that may be issued;

         o whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

         o      the maturity dates of the debt securities;

         o the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

         o the places where payments with respect to the debt securities shall be payable;

         o our right, if any, to defer payment of interest on the debt securities and extend the maximum length of any deferral period;

         o the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

         o the dates, if any, on which, and the prices at which we are obligated, pursuant to any sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and other related terms and provisions;

         o the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

         o any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

         o the currency or currency units of payment of the principal of, and premium, if any, and interest on, the debt securities;

         o any index used to determine the amount of payments of the principal of, and premium, if any, and interest on, the debt securities and the manner in which the amounts shall be determined;

         o the terms pursuant to which the debt securities are subject to defeasance;

         o the terms and conditions, if any, pursuant to which the debt securities are secured; and

         o any other terms (which terms shall not be inconsistent with the applicable indenture) of the debt securities.

         The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

         o is issued at a price lower than the amount payable upon its stated maturity; and

         o provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

         United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement. In addition, United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

         Under the indentures, we will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

         Conversion or Exchange Rights. The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be detailed in the prospectus supplement relating thereto. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

         Consolidation, Merger or Sale of Assets. We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, unless:

         o the successor entity, if any, is a corporation, limited liability company, partnership, trust or other entity existing under the laws of the United States, or any State or the District of Columbia;

         o the successor entity assumes our obligations on the debt securities and under the indentures;

         o immediately prior to and after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

         o      certain other conditions are met.

         Events of Default Under the Indentures. The following will be events of default under the indentures with respect to any series of debt securities issued:

         o failure to pay interest on the debt securities when due, which failure continues for 30 days and the time for payment has not been deferred;

         o failure to pay the principal or premium of the debt securities, if any, when due;

         o failure to deposit any sinking fund payment, when due, which failure continues for 60 days;

         o failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, which failure continues for 90 days after we receive notice from the debt trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; or

         o particular events of our bankruptcy, insolvency or reorganization.

         The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

         If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and to the debt trustee if notice is given by the holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

         The holders of a majority in aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

         o payment of principal, premium, if any, or interest on the debt securities; or

         o those covenants described under the subsection "Modification of Indenture; Waiver" that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected.

         Any waiver shall cure the default or event of default.

         Subject to the terms of the indentures (as supplemented), if an event of default under an indenture shall occur and be continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the debt trustee reasonable indemnity. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

         o      it is not in conflict with any law or the applicable indenture;

         o the debt trustee may take any other action deemed proper by it that is not inconsistent with the direction;

         o subject to its duties set forth under the applicable indenture, the debt trustee need not take any action that might involve it in personal liability; and

         o in the case of the debt trustee under the senior indenture, subject to its duties set forth under such indenture, the debt trustee need not take any action that it determines, upon the advice of counsel, may not lawfully be taken or in good faith determines would be unduly prejudicial to the holders of the debt securities.

         A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

         o the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

         o the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the debt trustee, and the holders have offered reasonable indemnity to the debt trustee to institute proceedings; and

         o the debt trustee does not institute a proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request, and offer.

         These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

         We will periodically file statements with the debt trustee regarding our compliance with some of the covenants in the indentures.

         Modification of Indenture; Waiver. We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

         o to fix any ambiguity, defect, or inconsistency in the indenture, provided that such action does not materially adversely affect the interests of any holder of debt securities of any series;

         o to provide for the assumption by a successor person or the acquirer of all or substantially all of our assets or obligations under such indenture;

         o      to evidence and provide for successor trustees;

         o to add, change or eliminate any provision affecting only debt securities not yet issued; and

         o to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act of 1939, as amended.

         In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

         o      extend the fixed maturity of the series of debt securities;

         o change any obligation of ours to pay additional amounts with respect to the debt securities;

         o reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt securities;

         o reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

         o change the currency in which any debt security or any premium or interest is payable;

         o impair the right to enforce any payment on, or with respect to, any debt security;

         o adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, the debt security (if applicable);

         o in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

         o if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

         o reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

         o      modify any of the above provisions.

         Form, Exchange and Transfer. The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to the series.

         At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

         Subject to the terms of the indentures and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

         If the debt securities of any series are to be redeemed, we will not be required to:

         o issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

         o register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

         Information Concerning the Debt Trustee. The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically detailed in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses, and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

         Payment and Paying Agents. Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

         Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the debt trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

         All moneys paid by us to a paying agent or the debt trustee for the payment of the principal of, or any premium or interest on, any debt securities which remains unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

         Governing Law. Unless otherwise indicated in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York except for conflicts of laws provisions and to the extent that the Trust Indenture Act of 1939, as amended, shall be applicable.

         Subordination of Subordinated Debt Securities. Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture will not limit the amount of subordinated debt securities which we may issue, nor will it limit us from issuing any other secured or unsecured debt.

                    DESCRIPTION OF THE WARRANTS WE MAY OFFER

         We may issue warrants, including warrants to purchase preferred stock, common stock or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the underlying securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as detailed in the prospectus supplement relating to warrants being offered.

         A prospectus supplement relating to any warrants being offered will, where applicable, describe the following terms:

         o      the title of the warrants;

         o      the aggregate number of the warrants;

         o      the price or prices at which the warrants will be issued;

         o the currencies in which the price or prices of the warrants may be payable;

         o the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;

         o the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

         o if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

         o the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

         o the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

         o the minimum or maximum amount of the warrants that may be exercised at any one time;

         o      information with respect to book-entry procedures, if any;

         o      a discussion of any material federal income tax considerations;
                and

         o any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

                              PLAN OF DISTRIBUTION

         We may sell the securities being offered pursuant to this prospectus:

         o      directly to purchasers;

         o      to or through underwriters;

         o      through dealers or agents; or

         o      through a combination of methods.

         We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may also determine the price or other terms of the securities offered under this prospectus by use of an electronic auction.

         The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, the net proceeds to us, any underwriting discounts and other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Also, if applicable, we will describe in the prospectus supplement how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations with respect to the auction.

         If underwriters are used in an offering, we will execute an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

         If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

         The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

         Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933, as amended) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resales thereof.

         Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

         Each series of securities is expected to be a new issue of securities with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.

                                  LEGAL MATTERS

         Legal matters relating to the securities offered hereby will be passed upon for us by Gallop, Johnson & Neuman, L.C., St. Louis, Missouri.

                                     EXPERTS

         Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on the report of Ernst & Young LLP, given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. You may also read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference rooms.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed:

         o Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 23, 2000;

         o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, filed with the SEC on May 8, 2001, August 6, 2001 and November 7, 2001, respectively;

         o Current Reports on Form 8-K filed with the SEC on January 23, 2001, April 18, 2001, July 18, 2001, September 19, 2001, October
                17, 2001 and December 17, 2001, and Item 5 of the Current Report on Form 8-K filed with the SEC on March 5, 2001;

         o The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 31, 1990; and

         o The description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, filed with the SEC on August 5, 1998, as amended on Form 8-A/A, filed with the SEC on September 26, 2000.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

                          Maverick Tube Corporation
                          16401 Swingley Ridge Road
                          Chesterfield, Missouri 63017
                          Attn:  Secretary
                          Telephone: (636) 733-1600

                           FORWARD-LOOKING STATEMENTS

         We make forward-looking statements in this prospectus and in our public documents that are incorporated by reference, which represent our expectations or beliefs about future events and financial performance. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "goal," "plan," "intend," "estimate," "may," "will" or similar words. Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, including:

         o      oil and gas volatility;

         o      steel price volatility;

         o      domestic and foreign competitive pressures;

         o      fluctuations in industry-wide inventory levels;

         o the presence or absence of governmentally imposed trade restrictions;

         o      plans for our new large diameter facility;

         o      plans for our Longview, Washington facility;

         o      seasonal fluctuations;

         o      steel supply;

         o      asserted and unasserted claims;

         o      compliance with laws and regulations;

         o      presence of a collective bargaining agreement; and

         o those other risks and uncertainties discussed in Exhibit 99.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and elsewhere in this and our other filings with the Securities and Exchange Commission.

         In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements. Accordingly, you should not place undue reliance on the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

         You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

         We will not update these forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, review additional disclosures we make in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K filed with the SEC.